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                                                                     Exhibit 5.1
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                                 April 30, 2001


Somnus Medical Technologies, Inc.
285 N. Wolfe Road
Sunnyvale, CA  94086

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on April 30, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 145,535 shares of your Common Stock, par value $0.001 per share (the "Shares"), which are reserved for issuance pursuant to the 1997 Employee Stock Purchase Plan, 47,049 shares of which are reserved for issuance. As legal counsel for Somnus Medical Technologies, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreement that accompanies each grant under the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                         Very truly yours,

                                         WILSON SONSINI GOODRICH & ROSATI

                                         /s/ David J. Saul